SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release may be provided to shareholders of Argo Group International Holdings, Ltd.

Argo Comments on Glass Lewis Report

Argo Recommends Shareholders Vote the WHITE Proxy Card in Support of Argo’s Highly Qualified Slate of Directors

Institutional Shareholder Services (ISS) Previously Recommended Shareholders Vote the WHITE Proxy Card in Support of All of Argo’s Directors

HAMILTON, Bermuda – May 15, 2019 – Argo Group International Holdings, Ltd. (NYSE: ARGO), an international underwriter of specialty insurance and reinsurance products in the property and casualty market, today made the following statement in response to a report issued by Glass Lewis & Co. (“Glass Lewis”) regarding the election of directors to Argo’s Board of Directors at the Company’s upcoming annual meeting on May 24, 2019.

“We are pleased that both Glass Lewis and ISS recognize the strong results we have delivered for shareholders, our continued strong operational performance and the merits of our Board refreshment process. We particularly value the support of ISS, which recognizes the strength of our Board’s nominees and our commitment to strong corporate governance practices.”

“We believe that Glass Lewis has failed to acknowledge the important contributions that Gary Woods and Sedgwick Browne continue to make as strong and engaged directors. Mr. Woods’ leadership as independent Chairman has been instrumental to guiding our long-term strategy and our expense management, all of which has led to our track-record of outperformance. Additionally, the Board’s vigorous oversight of management has been significantly enhanced by Mr. Browne’s robust experience in the global insurance and reinsurance industries, as well as his in-depth knowledge of the Company’s business lines and operations. Mr. Browne’s profound expertise in financial reporting and the insurance regulatory framework make him a leading and trusted independent voice on the Risk & Capital Committee where he serves as Chair, the Audit Committee and in all matters related to regulatory compliance. Furthermore, both Messrs. Woods and Brown have been instrumental in executing the Board’s ongoing, orderly process for Board refreshment, which has integrated experienced directors with the fresh perspectives of our newer directors and has played a crucial role in the strong performance of our business. We believe that any unnecessary and imprudent changes to this thoughtfully planned refreshment program increases the danger that our growth trajectory will take a wrong turn.”

While the Company disagrees with Glass Lewis’ conclusion, important points were made in its report, including1:

Strong Shareholder Returns

“…depending on the peer group selected for comparison, Argo has either delivered TSR performance that is in-line with peers or, alternatively, considerably outperformed relative to peers over the last three and five years. The Company also, indisputably, delivered favorable one-year TSR performance along with strong fundamental operating performance and share price appreciation coming out of the first quarter of 2019.”

Robust Operational Results

“Argo has also consistently delivered a favorable loss ratio relative to its peers, has articulated a strategy to manage expenses that appeared to gain traction in 2018, and delivered a favorable combined ratio relative to peers in 2018, in our view.”

Commitment to Board Refreshment

“…the Company appears to generally have reasonable corporate governance practices, including a skilled and newly expanded and refreshed board and reasonable executive compensation practices.”

The Company notes that Institutional Shareholder Services (“ISS”), a leading proxy advisory firm, has recommended shareholders of Argo Group vote the WHITE proxy card in support of all of Argo’s directors.

[1]	Permission to quote from report was neither sought nor obtained.

In recommending the WHITE proxy card in its May 11, 2019 report, ISS noted the strong results the Argo Board and management have delivered for shareholders and expressed support for Argo’s Board and strategic direction2:

“The company has delivered strong TSR over the short- and long-term and has demonstrated good overall governance; notably, the Board has appropriately refreshed itself in recent years. The Board also has demonstrated that it has thoughtfully considered many of the concerns raised by the dissident before reaching a conclusion with which the dissident disagrees.”

In concluding that Voce has failed to make a case for its slate of nominees, ISS noted Argo’s “ongoing refreshment process…incorporates active, contributing, and additive Board members.” ISS observed that:

“In fact, independent of the dissident’s involvement, the Board’s refreshment is proceeding at a reasonable pace and the dissident’s allegations of a stale Board do not appear to accurately reflect the current Board dynamic, particularly in the absence of underperforming operations or share returns.”

Argo shareholders are reminded that their vote is extremely important, no matter how many or how few shares they own. Argo urges shareholders to vote FOR ALL the Company’s director nominees on the WHITE proxy card today.

Shareholders can vote by completing, dating and signing the Company-provided WHITE proxy card, or by telephone or the internet by following the instructions on the WHITE proxy card. Shareholders are urged to discard any and all blue proxy cards sent to you by Voce. If you have already returned a blue proxy card, you can change your vote by signing, dating and returning the WHITE proxy card. Only your latest-dated proxy card will be counted.

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. (NYSE: ARGO) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group’s insurance subsidiaries are A. M. Best-rated ‘A’ (Excellent) (third highest rating out of 16 rating classifications) with a stable outlook, and Argo Group’s U.S. insurance subsidiaries are Standard and Poor’s-rated ‘A-‘ (Strong) with a positive outlook. More information on Argo Group and its subsidiaries is available at www.argolimited.com.

ADDITIONAL INFORMATION

Argo Group International Holdings, Ltd. (“Argo Group”) has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2019 Annual General Meeting of Shareholders (the “2019 Annual General Meeting”). ARGO GROUP SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Argo Group with the SEC without charge from the SEC’s website at www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Argo Group, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Argo Group’s shareholders in connection with the matters to be considered at the 2019 Annual General Meeting. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

[2]	Permission to quote from report was neither sought nor obtained.

Argo Group International Holdings, Ltd.

Media:

David Snowden, 210-321-2104

Senior Vice President, Group Communications

david.snowden@argogroupus.com

or

Investors:

Susan Spivak Bernstein, 212-607-8835

Senior Vice President, Investor Relations

susan.spivak@argolimited.com

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